Exhibit 25
PALM, INC.
WAIVER AND CONSENT OF THE
SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK
April 28, 2010
     The undersigned preferred stockholders of Palm, Inc., a Delaware corporation (the “Company”), being stockholders of the Company at the close of business as of the date set forth above (the “Record Date”), with respect to all of the outstanding shares of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), and Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), of the Company owned by the undersigned, hereby agree, by consent in writing, to the following items:
     Whereas, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Hewlett-Packard Company, a Delaware corporation (“Parent”), and District Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), the form of which is attached hereto as Exhibit A, that provides for a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); and
     Whereas, pursuant to the Merger, among other things, and subject to the terms and conditions of the Merger Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive the consideration pertaining to each such share as set forth in the Merger Agreement;
     Now, Therefore, Be It Resolved, that the undersigned preferred stockholders of the Company, do hereby:
(A)	consent to the waiver of (i) each of the Company’s obligations under the Company’s Amended and Restated Certificate of Designation of Series B Convertible Preferred Stock (“Series B Certificate”) in connection with the mandatory offer to repurchase each share of outstanding Series B Preferred Stock as provided in Section 7 of the Series B Certificate, (ii) each of the Company’s obligations under the Company’s Certificate of Designation of Series C Convertible Preferred Stock (“Series C Certificate”) in connection with the mandatory offer to repurchase each share of outstanding Series C Preferred Stock as provided in Section 7 of the Series C Certificate (to the extent such obligations are in effect in accordance with Section 7(c) of the Series C Certificate), (iii) any approval right that the undersigned may have with respect to the Merger pursuant to Section 4(c) of the Series B Certificate, (iv) any approval right that the undersigned may have with respect to the Merger pursuant to Section 4(c) of the Series C Certificate, and (v) any other notice that the undersigned may be entitled to with respect to the Merger or the Merger Agreement pursuant to the Series B Certificate, the Series C Certificate or any agreement among the Company and any or all of the Company’s preferred stockholders;

(B)	consent to the termination, effective as of (and contingent upon the occurrence of) the Effective Time, of:
(1)	that certain Amended and Restated Stockholders’ Agreement, dated January 9, 2009, by and between the Company, Elevation Partners, L.P. and Elevation Employee Side Fund, LLC, with the exception of Sections 2.4, 4.3, 5.3(a), 5.8, 5.9, 5.11 and 5.12(b), which specified sections shall survive such termination and continue in full force and effect,

(2)	that certain Amended and Restated Registration Rights dated October 24, 2007, as amended and restated January 9, 2009, by and between the Company, Elevation Partners, L.P. and Elevation Employee Side Fund, LLC, with the exception of Sections 2.8, 3.2, 3.7, 3.8, 3.10 and 3.11, which specified sections shall survive such termination and continue in full force and effect,

(3)	that certain Preferred Stock Purchase Agreement and Agreement and Plan of Merger dated June 1, 2007, by and between the Company, Elevation Partners, L.P. and Passport Merger Corporation, with the exception of Sections 5.7, 9.5, 10.2, 10.3, 10.7, 10.9 and 10.11, which specified sections shall survive such termination and continue in full force and effect and

(4)	that certain Securities Purchase Agreement dated December 22, 2008 by and between the Company and Elevation Partners, L.P., and;
(C)	acknowledge and agree that the consents given above under (A) and (B) shall be irrevocable except upon termination of the Voting Agreement in accordance with its terms.
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     In Witness Whereof, the undersigned hereby approve, by consent in writing, the foregoing as of the date first written above.

ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P.
as General Partner

By:	Elevation Associates, LLC
as General Partner

By:	/s/ Bret Pearlman

Name: Bret Pearlman
Title: Member

ELEVATION EMPLOYEE SIDE FUND, LLC

By:	Elevation Management, LLC
its Manager

By:	/s/ Bret Pearlman

Name: Bret Pearlman
Title: Member